Exhibit 99.1


Investor Relations Contact:              Media Contact:
Robert J. Vill                           Jane Randel
Vice President, Treasury and             Vice President, Public Relations
  Investor Relations
Liz Claiborne Inc.                       Liz Claiborne Inc.
201.295.7515                             212.626.3408

            LIZ CLAIBORNE INC. POSTS RECORD 3rd QUARTER SALES AND EPS
            ---------------------------------------------------------

o RECORDS DILUTED EPS OF $1.03 VERSUS $0.89 IN 3rd QUARTER 2003, A 15.7%
  ----------------------------------------------------------------------
  INCREASE
  --------
o INCREASES FISCAL 2004 EPS GUIDANCE TO A RANGE OF $2.81 TO $2.84
  ---------------------------------------------------------------
o PROVIDES FISCAL 2005 EPS GUIDANCE IN THE RANGE OF $3.05 TO $3.12
  ----------------------------------------------------------------

New York, NY October 28, 2004 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $1.03 for the third quarter 2004, an increase of 15.7%, compared to diluted EPS of $0.89 for the third quarter 2003. Net sales for the third quarter 2004 were a record $1.307 billion, up 11.3% over the comparable 2003 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its third quarter 2004 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, November 18, 2004.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these solid third quarter results which were driven by the strength of our balanced and diversified portfolio and disciplined execution of our core strategies. We were able to achieve higher than planned sales and EPS in a retail environment which has become more challenging in recent months. We more than offset planned declines in our Liz Claiborne business with increases in other brands throughout our portfolio. Our ongoing focus on cash flow management continues to hold us in good stead, as we have generated $430 million in cash from operations over the past 12 months, providing us with the financial flexibility to continue to execute our strategies."

Mr. Charron continued: "As has been the case in recent quarters, performance in the third quarter was broad based, highlighting the appropriateness of our multi-brand, multi-channel, multi-geography strategy. Results were driven by the acquisition of ENYCE, as well as by significant contributions from our Cosmetics, Juicy Couture, Accessories, licensed DKNY(R) Jeans women's, Lucky Brand retail, First Issue, Axcess women's and Canadian businesses. Despite the currently challenging retail environment, our businesses continue to perform well overall. We have noted that retail performance has improved during the past few weeks, generally across all sectors. Inventory levels at retail also continue to be in good shape overall, well below last year in most cases, as our retail partners continue to plan their businesses conservatively and focus on inventory management."

Mr. Charron concluded: "Looking forward, for the fourth quarter of 2004, we are optimistic that we can achieve a sales increase of 9 - 11% and EPS in the range of $0.71 - $0.74. For the full year

2004, we are optimistic that we can achieve a sales increase of 7.5 - 8% and EPS in the range of $2.81 - $2.84. For fiscal 2005, we will plan our business conservatively in accordance with the challenging retail environment. Current visibility indicates that we forecast a sales increase of 6 - 8% and EPS in the range of $3.05 - $3.12. All of these forward looking statements exclude the impact of any future acquisitions or additional stock repurchases."

THIRD QUARTER RESULTS
---------------------

Net Sales
---------
Net sales for the third quarter of 2004 were a record $1.307 billion, an increase of $132 million, or 11.3%, over net sales for the third quarter of 2003. The acquisition of ENYCE (acquired December 1, 2003) added approximately $34 million in net sales during the quarter. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, added approximately $24 million in sales during the quarter. Net sales results for our business segments are provided below:

o    Wholesale  Apparel  net  sales  increased  $48  million,  or 5.9%,  to $857
     ------------------
     million. This result reflected the following:
     - The inclusion of $34 million of sales of our recently acquired ENYCE business;
     - A $14 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     -    Net  sales  in the  balance  of the  portfolio  were  virtually  flat, reflecting increases in our Mexx Europe (exclusive of the impact of foreign currency exchange rates), Juicy Couture, licensed DKNY(R) Jeans (both men's and women's), Sigrid Olsen, Dana Buchman and Lucky Brand businesses, as well as the addition of our Intuitions business, partially offset by a 17.4% decrease in our domestic Liz Claiborne business (a 15.5% sales decrease excluding the impact of lower shipments to the off-price channel). The decrease in our Liz Claiborne business resulted from a continued focus by our retail customers on inventory productivity and conservative planning, lower volume due to the upward migration of certain retailers to exclusive and differentiated product offerings, growth in department store private label brands and the introduction of new competitive offerings. Net sales in our Special Markets business were flat to last year.

o    Wholesale  Non-Apparel net sales  increased $38 million,  or 27.2%, to $179
     ----------------------
     million, primarily due to increases in our Cosmetics business driven by the launch of our Realities women's fragrance and continued growth in our Curve fragrances, the addition of our recently launched Juicy Couture accessories business, as well as increases in our jewelry, handbags and fashion accessories businesses.

     The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o    Retail net sales  increased $44 million,  or 20.0%,  to $261  million.  The
     ------
     increase reflected the following:
     - A $9 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $35 million net increase primarily driven by higher comparable store sales in our Specialty Retail business (including a 19% comparable store sales increase in our Lucky Brand business and an 11% comparable store sales increase in our Mexx Europe business), the net addition of 12 new Lucky Brand specialty stores, 7 new domestic Liz Claiborne outlet stores, 10 new specialty retail and outlet stores in our Mexx Europe business and 16 new specialty retail and outlet stores in our Canadian businesses, in addition to the opening of 6 Mexx USA and 15 Sigrid Olsen specialty stores over the last twelve months. We also opened 106 net new international concession stores in Europe over the last twelve months.

     Comparable store sales decreased by 3.4% in our Outlet business and increased by 9.9% overall in our Specialty Retail business. We ended the quarter with a total of 282 outlet stores, 256 specialty retail stores and 619 international concession stores.

o    Corporate net sales, consisting of licensing revenue,  increased $2 million
     ---------
     to $10 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $74 million, or 14.2%, to $594 million in the third quarter of 2004 over the third quarter of 2003. Gross profit as a percent of net sales increased to 45.4% in 2004 from 44.3% in 2003. Approximately $13 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management and lower sourcing costs. Growth in our Mexx Europe, Juicy Couture and Cosmetics businesses also contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $57 million, or 15.9%, to $414 million, in the third quarter of 2004 over the third quarter of 2003 and as a percent of net sales increased to 31.7% from 30.4%. Approximately $10 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, while approximately $9 million of the increase in the quarter was related to the acquisition of ENYCE and the start-up of new businesses. The higher SG&A rate primarily reflected reduced expense leverage resulting from the sales decrease in our Liz Claiborne business and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, partially offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the third quarter of 2004 was $180 million, an increase of $17 million, or 10.4%, over last year. The impact of foreign currency exchange rates in our international businesses accounted for approximately $3 million of the increase. Operating income as a percent of net sales decreased to 13.8% in 2004 compared to 13.9% in 2003. Operating income by business segment is provided below:

o    Wholesale Apparel operating income was $121 million (14.1% of net sales) in
     -----------------
     2004 compared to $124 million (15.3% of net sales) in 2003, principally reflecting reduced profits in our Liz Claiborne business and the increased costs associated with the creation of a multi-brand platform at Mexx Europe, partially offset by the inclusion of our recently acquired ENYCE business and increased profits in our Juicy Couture, licensed DKNY(R) Jeans women's and Special Markets businesses.

o    Wholesale Non-Apparel operating income was $41 million (22.9% of net sales)
     ---------------------
     in 2004 compared to $23 million (16.5% of net sales) in 2003, principally due to increases in our Cosmetics business, the addition of our recently launched Juicy Couture accessories business, as well as increases in our jewelry, fashion accessories and handbags businesses.

o    Retail  operating  income  was $11  million  (4.1%  of net  sales)  in 2004
     ------
     compared to $10 million (4.7% of net sales) in 2003, principally reflecting increased profits in our Lucky Brand, Mexx

     Europe and Mexx Canada businesses, partially offset by decreased profits in our Outlet business, losses in our Liz Claiborne Europe concession business and costs associated with our direct to consumer start-ups.

o    Corporate operating income,  primarily  consisting of licensing income, was
     ---------
     $7 million in 2004 compared to $6 million in 2003.

Net Interest Expense
--------------------
Net interest expense in the third quarter of 2004 was $8 million, flat to last year.

Net Income
----------
Net income in the third quarter of 2004 increased to $112 million, or 8.5% of net sales, from $98 million in the third quarter of 2003, or 8.3% of net sales. Diluted earnings per common share increased to $1.03 in 2004, from $0.89 in 2003, a 15.7% increase.

Average diluted shares outstanding decreased by 1.8 million shares to 108.5 million in the third quarter of 2004 on a period-to-period basis as a result of the impact of shares repurchased during the second quarter of 2004, partially offset by the exercise of stock options and the effect of dilutive securities.

NINE MONTHS RESULTS
-------------------

Net Sales
---------
Net sales for the nine months of 2004 (which was comprised of 39 weeks) were a record $3.435 billion, an increase of $226 million, or 7.0% over net sales for the nine months of 2003 (which was comprised of 40 weeks). The acquisitions of Juicy Couture and ENYCE accounted for $167 million of the net sales increase in the nine months. Approximately $71 million of the year-over-year increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Net sales results for our business segments are provided below:

o    Wholesale  Apparel net sales  increased  $68  million,  or 3.1%,  to $2.267
     ------------------
     billion. This result reflected:
     - A $146 million increase resulting from the acquisitions of Juicy Couture and ENYCE;
     - A $42 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $120 million net decrease primarily reflecting a 22.2% decrease in our domestic Liz Claiborne business (an 18.5% sales decrease excluding the impact of lower shipments to the off-price channel) and a 9.8% decrease in our Special Markets business, partially offset by increases in our Mexx Europe (exclusive of the impact of foreign currency exchange rates), licensed DKNY(R) Jeans, Sigrid Olsen and Ellen Tracy businesses.

o    Wholesale  Non-Apparel net sales  increased $43 million,  or 11.6%, to $409
     ----------------------
     million. The increase primarily reflected the addition of our recently launched Juicy Couture accessories business, increases in our Monet and licensed Kenneth Cole jewelry businesses as well as increases in our Cosmetics business driven primarily by the launch of our Realities women's fragrance and continued growth in our Curve fragrances.

     The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o    Retail net sales  increased $111 million,  or 17.9%,  to $733 million.  The
     ------
     increase reflected the following:
     - A $29 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - An $82 million net increase primarily driven by higher comparable store sales in our Specialty Retail business (including a 16% comparable store sales increase in our Lucky Brand business) and the net store openings and new international concessions mentioned above.

     Comparable store sales increased 7.5% in our Specialty Retail business and decreased 1.3% in our Outlet business. Excluding the extra week in the 2003 period, Specialty Retail comparable store sales increased 10.2% and Outlet comparable store sales increased 1.3%.

o    Corporate net sales, consisting of licensing revenue,  increased $4 million
     ---------
     to $27 million as a result of revenues from new licenses as well as growth in our existing license portfolio.

Gross Profit
------------
Gross profit increased $183 million, or 13.0%, to $1.584 billion in the nine months of 2004 over 2003. Gross profit as a percent of net sales increased to 46.1% in the nine months of 2004 from 43.7% in 2003. Approximately $38 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management and lower sourcing costs. Growth in our Mexx Europe and Juicy Couture businesses also contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
SG&A increased $151 million, or 14.4%, to $1.204 billion in the nine months of 2004 and as a percent of net sales increased to 35.0% in the nine months of 2004 from 32.8% in 2003. SG&A increased for the following reasons:
o A $52 million increase resulting from the acquisitions of Juicy Couture and ENYCE and the start-up of new businesses;
o A $33 million increase resulting from the impact of foreign currency exchange rates in our international businesses, primarily as a result of the strengthening of the euro;
o A $66 million increase resulting from higher volume-related expenses and other expense increases.

SG&A as a percent of sales increased due to reduced expense leverage resulting from the sales decreases in our Liz Claiborne and Special Markets businesses and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, partially offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income in the nine months of 2004 was $380 million, an increase of $31 million, or 9.0%, over 2003. Operating income as a percent of net sales increased to 11.1% in the nine months of 2004 compared to 10.9% in 2003, primarily as a result of increased net sales and the improved gross margin rate discussed earlier. Approximately $6 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Operating income by business segment is provided below:

o    Wholesale Apparel operating income was $270 million (11.9% of net sales) in
     -----------------
     2004 compared to $261 million (11.9% of net sales) in 2003, principally reflecting the acquisitions of Juicy Couture and ENYCE and increased profits in our licensed DKNY(R) Jeans, Ellen Tracy, Lucky Brand, Sigrid Olsen and Claiborne Men's businesses, partially offset by reduced profits in our domestic Liz Claiborne business as a result of the lower sales volume discussed above.

o    Wholesale Non-Apparel operating income was $57 million (14.0% of net sales)
     ---------------------
     in 2004 compared to $39 million (10.7% of net sales) in 2003, reflecting increases in our Cosmetics business, the addition of our recently launched Juicy Couture accessories business as well as increases in our jewelry and fashion accessories businesses.

o    Retail  operating  income  was $32  million  (4.3%  of net  sales)  in 2004
     ------
     compared to $33 million (5.3% of net sales) in 2003, principally reflecting losses in our Liz Claiborne Europe concession business and costs associated with our direct to consumer start-ups, partially offset by an increase in profits from our Lucky Brand business and the impact of the closure of our domestic Liz Claiborne specialty stores in 2003.

o    Corporate operating income,  primarily  consisting of licensing income, was
     ---------
     $21 million in 2004 compared to $15 million in 2003.

Net Interest Expense
--------------------
Net interest expense in the nine months of 2004 was $22 million, compared to $23 million last year.

Net Income
----------
Net income increased in the nine months of 2004 to $231 million, or 6.7% of net sales, from $207 million in 2003, or 6.4% of net sales. Diluted EPS increased 11.1% to $2.10 in the nine months of 2004, up from $1.89 in 2003.

Average diluted shares outstanding increased by 0.7 million shares to 110.0 million in the nine months of 2004 on a year-over-year basis, as a result of the exercise of stock options and the effect of dilutive securities, partially offset by the impact of shares repurchased during the second quarter of 2004.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the quarter with $134 million in cash and marketable securities, compared to $129 million at the end of the third quarter of 2003, and with $596 million of debt outstanding compared to $453 million at the end of the third quarter of 2003. This $138 million increase in our net debt position is primarily attributable to $117 million in share repurchases, the $127 million payment made to acquire ENYCE, the $192 million final payment made related to the fiscal 2001 acquisition of Mexx Europe and the effect of foreign currency translation on our Eurobond, which added $27 million to our debt balance, partially offset by cash flow from operations for the trailing twelve months of $430 million. We ended the quarter with $1.745 billion in stockholders' equity, giving us a total debt to total capital ratio of 25.5% at the end of the third quarter of 2004 compared to 23.0% at the end of the third quarter of 2003. As of the end of the third quarter, we had approximately $102 million remaining on our share repurchase authorization.

Accounts receivable increased $88 million, or 14.7%, at the end of the third quarter of 2004 compared to the end of the third quarter of 2003, primarily due to the acquisition of ENYCE, the impact of the timing of shipments and the impact of foreign currency exchange rates of $9 million, primarily related to the strengthening of the euro.

Inventories increased $92 million, or 17.4% at the end of the third quarter of 2004 compared to the end of the third quarter of 2003. The acquisition of ENYCE, as well as our other new business initiatives including the incremental rollout of our Mexx USA and Sigrid Olsen specialty store businesses, added $28 million to our inventory levels. We accelerated shipments from our suppliers in response to the continued delays at the West Coast ports; thus in-transit inventory increased $34 million. Approximately $11 million of the increase is related to the impact of foreign currency exchange rates, primarily related to the strengthening of the euro. These three factors account for approximately 80% of the increase in inventory. The Company continues to take a conservative approach to inventory management in 2004.

Net cash provided by operating activities was $42 million in the nine months of 2004, compared to $4 million in 2003. This $38 million increase in cash flow was primarily due to a $24 million increase in net income as well as a $12 million increase in cash flow due to changes in working capital in 2004 compared to 2003, driven primarily by year-over-year changes in accounts payable due to the timing of payments for inventory purchases and in accrued expenses due to the payment of certain employment-related obligations, partially offset by year-over-year changes in our accounts receivable and inventory balances as described above.

Net cash used in investing activities was $294 million in the nine months of 2004, compared to $179 million in 2003. Net cash used in 2004 primarily reflected a $192 million final acquisition related payment for Mexx Europe as well as $96 million for capital and in store expenditures. Net cash used in 2003 primarily reflected $101 million in acquisition related payments for the purchase of Juicy Couture, Lucky Brand and Mexx Canada in addition to $78 million in capital and in-store expenditures.

FORWARD OUTLOOK
---------------

For the fourth quarter of 2004, we forecast a net sales increase of 9 - 11%, an operating margin in the range of 11.5% - 11.8% and EPS in the range of $0.71 - $0.74. We project that the impact of foreign currency exchange rates on net sales will be immaterial in the fourth quarter 2004.
o In our wholesale apparel segment, we expect fourth quarter 2004 net sales to increase in the range of 8 - 9%, primarily driven by the acquisition of ENYCE and increases in our domestic Liz Claiborne, Mexx Europe, Juicy Couture, licensed DKNY(R) Jeans and Sigrid Olsen businesses.
o In our wholesale non-apparel segment, we expect fourth quarter 2004 net sales to increase in the range of 4 - 7%, primarily driven by the addition of our recently launched Juicy Couture accessories business as well as increases in our handbags business.
o In our retail segment, we expect fourth quarter 2004 net sales to increase in the range of 15 - 18%, primarily driven by increases in our Lucky Brand, Mexx Europe and Outlet businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003.

o In our corporate segment, we expect fourth quarter 2004 licensing revenue to increase by 15%.

For fiscal 2004, we are now forecasting a net sales increase of 7.5 - 8% (including a 1.7% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 11.2% - 11.3% and EPS in the range of $2.81 - $2.84.
o In our wholesale apparel segment, we expect fiscal 2004 net sales to increase in the range of 4 - 5%, primarily driven by the inclusion of a full year's sales in our Juicy Couture and ENYCE businesses and increases in our Mexx Europe, Sigrid Olsen, licensed DKNY(R) Jeans, Ellen Tracy and Lucky Brand businesses, offset by a mid-teens decrease in our domestic Liz Claiborne business and an approximate 10% decrease in our Special Markets business.
o In our wholesale non-apparel segment, we expect fiscal 2004 net sales to increase in the range of 9 - 10%, primarily driven by increases in our Juicy Couture accessories, Monet and Cosmetics businesses.
o In our retail segment, we expect fiscal 2004 net sales to increase in the range of 17 - 18%, primarily driven by increases in our Lucky Brand and Mexx Europe businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003, partially offset by decreases related to the fiscal 2003 closure of our domestic Liz Claiborne specialty stores.
o In our corporate segment, we expect fiscal 2004 licensing revenue to increase by 20% over fiscal 2003.

For fiscal 2005, we are forecasting a net sales increase of 6 - 8%, an operating margin in the range of 11.4% - 11.6% and EPS in the range of $3.05 - $3.12. We project that the impact of foreign currency exchange rates on net sales will be immaterial in fiscal 2005.
o In our wholesale apparel segment, we expect fiscal 2005 net sales to increase in the range of 4 - 6%, primarily driven by increases in our Mexx Europe, Special Markets, Juicy Couture, Lucky Brand, Sigrid Olsen, Dana Buchman and licensed DKNY(R) Jeans businesses, partially offset by the impact of the discontinuation of our Kenneth Cole womenswear license. We expect net sales in our domestic Liz Claiborne business to be in the range of plus or minus low single digits year over year.
o In our wholesale non-apparel segment, we expect fiscal 2005 net sales to increase in the range of 6 - 8%, primarily driven by increases in our Cosmetics, Juicy Couture accessories, handbags and jewelry businesses.
o In our retail segment, we expect fiscal 2005 net sales to increase in the range of 13 - 15%, primarily driven by increases in our Lucky Brand, Mexx Europe, Sigrid Olsen, Mexx USA and Outlet businesses. We project comparable store sales to increase low single digits over fiscal 2004.
o In our corporate segment, we expect fiscal 2005 licensing revenue to increase by 15% over fiscal 2004.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, ENYCE,

First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names, as well as the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product, and the impact of the anticipated elimination of quota for apparel products in 2005; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2003 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

                               LIZ CLAIBORNE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)

                                             13 weeks ended   13 weeks ended     39 weeks ended    40 weeks ended
                                               October 2,       October 4,         October 2,        October 4,
                                                  2004             2003               2004              2003
                                                  ----             ----               ----              ----

Net Sales                                     $  1,306,581     $  1,174,192       $  3,435,272      $  3,209,208
Cost of Goods Sold                                 713,008          654,303          1,851,235         1,807,775
                                              ------------     ------------       ------------      ------------
Gross Profit                                       593,573          519,889          1,584,037         1,401,433

Selling, General & Administrative
   Expenses                                        413,570          356,803          1,203,868         1,052,517
Restructuring (Gain)                                  (105)              --               (105)               --
                                              ------------     ------------       ------------      ------------

Operating Income                                   180,108          163,086            380,274           348,916

Other (Expense), net                                    (9)          (1,804)            (1,532)           (2,360)

Interest (Expense), net                             (7,897)          (7,866)           (22,403)          (22,689)
                                              ------------     ------------       ------------      ------------


Income Before Provision for Income Taxes           172,202          153,416            356,339           323,867

Provision for income taxes                          60,614           55,537            125,431           117,240
                                              ------------     ------------       ------------      ------------
Net Income                                    $    111,588     $     97,879       $    230,908      $    206,627
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     106,894          107,959            108,293           107,187

Basic Earnings per Common Share                      $1.04            $0.91              $2.13             $1.93
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   108,496          110,325            109,986           109,275

Diluted Earnings per Common Share                    $1.03            $0.89              $2.10             $1.89
                                                     =====            =====              =====             =====


Supplemental Information:
Dividends per Common Share (Rounded to
   the nearest penny)                                $0.06            $0.06              $0.17             $0.17
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                     October 2,      October 4,
                                                        2004            2003
                                                        ----            ----
Assets
------
   Current Assets:
     Cash and cash equivalents                      $     85,600    $     81,505
     Marketable securities                                48,757          47,603
     Accounts receivable - trade, net                    684,030         596,121
     Inventories, net                                    621,514         529,443
     Deferred income taxes                                49,395          44,171
     Other current assets                                111,431          72,658
                                                    ------------    ------------
         Total Current Assets                          1,600,727       1,371,501
                                                    ------------    ------------

   Property and Equipment - Net                          434,636         400,701
   Goodwill and Intangibles - Net                      1,031,143         736,302
   Other Assets                                            3,963           6,877
                                                    ------------    ------------
     Total Assets                                   $  3,070,469    $  2,515,381
     -------------                                  ============    ============

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities                              $    669,580    $    495,464
   Long-Term Debt                                        567,478         434,238
   Other Non-Current Liabilities                          17,732          14,668
   Deferred Income Taxes                                  57,859          46,618
   Minority Interest                                      12,411           9,168
   Stockholders' Equity                                1,745,409       1,515,225
                                                    ------------    ------------
     Total Liabilities and Stockholders' Equity     $  3,070,469    $  2,515,381
     ------------------------------------------     ============    ============

                               LIZ CLAIBORNE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                                                  39 weeks ended   40 weeks ended
                                                                                    October 2,       October 4,
                                                                                       2004             2003
                                                                                       ----             ----
Cash Flows from Operating Activities:
     Net income                                                                     $    230,908     $    206,627
     Adjustments to reconcile net income to net cash in operating activities:
       Depreciation and amortization                                                      82,216           77,413
       Deferred income taxes                                                               7,528           10,719
       Other - net                                                                        16,635           16,492
       Change in current assets and liabilities, exclusive of
         acquisitions:
         (Increase) in accounts receivable - trade                                      (292,643)        (212,085)
         (Increase) in inventories                                                      (132,661)         (56,110)
         (Increase) in other current assets                                              (27,118)         (19,546)
         Increase (decrease) in accounts payable                                          92,072          (23,777)
         Increase (decrease) in accrued expenses                                          51,545           (5,095)
         Increase in income taxes payable                                                 13,595            9,581
                                                                                    ------------     ------------
           Net cash provided by operating activities                                      42,077            4,219
                                                                                    ------------     ------------

Cash Flows from Investing Activities:
     Purchases of investment instruments                                                     (78)             (64)
     Purchases of property and equipment                                                 (90,812)         (72,506)
     Payments for acquisitions                                                          (197,221)        (101,138)
     Payments for in-store merchandise shops                                              (5,148)          (5,390)
     Other - net                                                                            (841)             424
                                                                                    -------------    ------------
           Net cash (used in) investing activities                                      (294,100)        (178,674)
                                                                                    ------------     ------------

Cash Flows from Financing Activities:
     Proceeds from short-term debt                                                         9,399           (3,676)
     Commercial paper - net                                                              126,046           15,314
     Proceeds from exercise of common stock options                                       42,942           39,100
     Purchase of common stock                                                           (116,817)              --
     Dividends paid                                                                      (18,308)         (18,114)
                                                                                    ------------     ------------
           Net cash provided by financing activities                                      43,262           32,624
                                                                                    ------------     ------------

Effect of Exchange Rate Changes on Cash                                                      858           11,773
                                                                                    ------------     ------------

Net Change in Cash and Cash Equivalents                                                 (207,903)        (130,058)
Cash and Cash Equivalents at Beginning of Period                                         293,503          211,563
                                                                                    ------------     ------------
Cash and Cash Equivalents at End of Period                                          $     85,600     $     81,505
                                                                                    ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)

                                                            39 weeks ended       % to       40 weeks ended      % to
                                                            October 2, 2004      Total     October 4, 2003      Total
                                                            ---------------      -----     ---------------      -----
NET SALES:
   Wholesale Apparel                                         $  2,266,620        66.0%       $  2,198,821       68.5%
   Wholesale Non-Apparel                                          409,105        11.9%            366,528       11.4%
   Retail                                                         732,923        21.3%            621,494       19.4%
   Corporate                                                       26,624         0.8%             22,365        0.7%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  3,435,272       100.0%       $  3,209,208      100.0%
                                                             =============     =======       =============    =======

                                                            39 weeks ended       % of       40 weeks ended      % of
                                                            October 2, 2004      Sales     October 4, 2003      Sales
                                                            ---------------      -----     ---------------      -----
OPERATING INCOME:
   Wholesale Apparel                                         $    270,260        11.9%       $    261,149       11.9%
   Wholesale Non-Apparel                                           57,208        14.0%             39,298       10.7%
   Retail                                                          31,795         4.3%             32,978        5.3%
   Corporate                                                       21,011        78.9%             15,491       69.3%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $    380,274        11.1%       $    348,916       10.9%
                                                             =============     =======       =============    =======

                                                            39 weeks ended       % to       40 weeks ended      % to
                                                            October 2, 2004      Total     October 4, 2003      Total
                                                            ---------------      -----     ---------------      -----
NET SALES:
   Domestic                                                  $  2,613,763        76.1%       $  2,523,280       78.6%
   International                                                  821,509        23.9%            685,928       21.4%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  3,435,272       100.0%       $  3,209,208      100.0%
                                                             =============     =======       =============    =======

                                                            39 weeks ended       % of       40 weeks ended      % of
                                                            October 2, 2004      Sales     October 4, 2003      Sales
                                                            ---------------      -----     ---------------      -----
OPERATING INCOME:
   Domestic                                                  $    318,618        12.2%       $    284,573       11.3%
   International                                                   61,656         7.5%             64,343        9.4%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $    380,274        11.1%       $    348,916       10.9%
                                                             ============      =======       =============  =========

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                            13 weeks ended       % to       13 weeks ended      % to
                                                            October 2, 2004      Total     October 4, 2003      Total
                                                            ---------------      -----     ---------------      -----
NET SALES:
   Wholesale Apparel                                         $    856,659        65.6%       $    808,658       68.9%
   Wholesale Non-Apparel                                          179,282        13.7%            140,918       12.0%
   Retail                                                         260,968        20.0%            217,442       18.5%
   Corporate                                                        9,672         0.7%              7,174        0.6%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  1,306,581       100.0%       $  1,174,192      100.0%
                                                             ============       ======       =============    =======

                                                            13 weeks ended       % of       13 weeks ended      % of
                                                            October 2, 2004      Sales     October 4, 2003      Sales
                                                            ---------------      -----     ---------------      -----
OPERATING INCOME:
   Wholesale Apparel                                         $    120,807        14.1%       $    123,999       15.3%
   Wholesale Non-Apparel                                           41,039        22.9%             23,222       16.5%
   Retail                                                          10,803         4.1%             10,243        4.7%
   Corporate                                                        7,459        77.1%              5,622       78.4%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $    180,108        13.8%       $    163,086       13.9%
                                                             ============      =======       =============    =======

                                                            13 weeks ended       % to       13 weeks ended      % to
                                                            October 2, 2004      Total     October 4, 2003      Total
                                                            ---------------      -----     ---------------      -----
NET SALES:
   Domestic                                                  $    988,172        75.6%       $    906,272       77.2%
   International                                                  318,409        24.4%            267,920       22.8%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  1,306,581       100.0%       $  1,174,192      100.0%
                                                             =============     =======       =============    =======

                                                            13 weeks ended       % of       13 weeks ended      % of
                                                            October 2, 2004      Sales     October 4, 2003      Sales
                                                            ---------------      -----     ---------------      -----
OPERATING INCOME:
   Domestic                                                  $    142,759        14.4%       $    125,822       13.9%
   International                                                   37,349        11.7%             37,264       13.9%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $    180,108        13.8%       $    163,086       13.9%
                                                             ============      =======       =============  =========